SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13D/A*
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                          Smurfit Stone Container Corp
             ------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
             ------------------------------------------------------
                         (Title of Class of Securities))

                                    832727101
             ------------------------------------------------------
                                 (CUSIP NUMBER)

                                  John Robinson
                        P. Schoenfeld Asset Management LP
                     1350 Avenue of the Americas, 21st Floor
                               New York, NY 10019
                              Phone: (212) 649-9500

             ------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  May 24, 2010
             ------------------------------------------------------
            (Date of event which requires filing of this statement))

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 13 Pages)

--------------------------------------------------------------------------------
     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 832727101                 13D/A                 Page 2 of 13 Pages
--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Rebound Portfolio Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            WC
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    1,684,699 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    1,684,699 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,684,699 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)    [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.65%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D/A                 Page 3 of 13 Pages
--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            PSAM Texas Master Fund Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            WC
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    312,942 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    312,942 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            312,942 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)   [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.12%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D/A                 Page 4 of 13 Pages
--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Spartan Partners L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            WC
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    442,589  shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    442,589  shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            442,589 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)    [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.17%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            PN
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D/A                 Page 5 of 13 Pages
--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Synapse I LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            N/A
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    442,589 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    442,589  shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            442,589  shares of Common Stock
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)    [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.17%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D/A                 Page 6 of 13 Pages
--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            PSAM WorldArb Master Fund Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            WC
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    4,640,735 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    4,640,735  shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,640,735  shares of Common Stock
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)   [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            1.80%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D/A                 Page 7 of 13 Pages
--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            P. Schoenfeld Asset Management GP LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            N/A
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    8,995,000 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    8,995,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,995,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)    [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            3.50%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D/A                 Page 8 of 13 Pages
--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            P. Schoenfeld Asset Management LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            N/A
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    8,995,000 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    8,995,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,995,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)   [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            3.50%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            IA
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D/A                 Page 9 of 13 Pages
--------------------------------------------------------------------------------

     (1)    NAME OF REPORTING PERSONS

            Peter M. Schoenfeld
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
            N/A
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    8,995,000 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    8,995,000  shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,995,000  shares of Common Stock
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)    [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            3.50%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 832727101                 13D                   Page 10 of 13 Pages

Item 1.     Security and Issuer.

     This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13D filed on February 1, 2010 (the "Original Schedule 13D", and the Original
Schedule 13D as amended hereby and by Amendment No. 1 filed on February 18, 2010, the "Schedule 13D") with respect to shares of common stock par value $0.01 per share (the "Common Stock") of Smurfit-Stone Container Corporation, a Delaware corporation (the "Issuer"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13D. This Amendment amends Items 4 and 5 as set forth below. This is the final amendment to the Schedule 13D and constitutes an "exit filing" for the Reporting Persons.

Item 4.     Purpose of the Transaction.

     Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

     On May 24, 2010 the Reporting Persons reached a resolution with the Issuer with respect to the Reporting Persons' objections to the Plan. The resolution provides that 2.25% of the new common stock of the reorganized Issuer that the Plan previously provided for distribution to the general unsecured creditors of the Issuer (the "New Common Stock Pool") will be distributed pro rata to the existing holders of the Issuer's 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock and 2.25% of the New Common Stock Pool will be distributed pro rata to the existing holders of the Common Stock. The resolution also provides that the Issuer will pay certain of the fees and expenses of the professionals engaged by the Reporting Persons in connection with their objections to the Plan.

     As a result of reaching this resolution to the Reporting Persons' objections to the Plan, there is no longer any argument that the Reporting Persons could be deemed to be a group with the Other Holders. The Reporting Persons expressly disclaim membership in a group with the Other Holders or any other person.

Item 5.     Interest in Securities of the Issuer.

Item 5 (a), (b), (c) and (e) are hereby amended and restated as follows:

      A.  Rebound

               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for Rebound is incorporated herein by reference. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based on 257,261,844 shares of Common Stock outstanding as set forth in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed by the Issuer on May 5, 2010.

               (c) Rebound has not entered into transactions in the Common Stock within the last sixty days.

               (e) May 24, 2010.

      B.  Texas

CUSIP No. 832727101                 13D                   Page 11 of 13 Pages


               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for Texas is incorporated herein by reference.

               (c) Texas has not entered into transactions in the Common
                   Stock within the last sixty days.

               (e) May 24, 2010.

     C.   Spartan

               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for Spartan is incorporated herein by reference.

               (c) Spartan has not entered into transactions in the Common
                   Stock within the last sixty days.

               (e) May 24, 2010.

      D. Synapse I

               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for Synapse I is incorporated herein by reference.

               (c) Synapse I did not effect any transactions in the Common Stock within the last sixty days.

               (e) May 24, 2010.

      E.  Master Fund

               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for the Master Fund is incorporated herein by reference.

               (c) The Master Fund has not entered into transactions in
                   the Common Stock within the last sixty days.

               (e) May 24, 2010.

CUSIP No. 832727101                 13D                   Page 12 of 13 Pages


        F. PSAM GP

               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for PSAM GP is incorporated herein by reference.

               (c) PSAM GP did not effect any transactions in the Common Stock within the last sixty days.

               (e) May 24, 2010.


        G. PSAM

               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for PSAM is incorporated herein by reference.

               (c) PSAM did not effect any transactions in the Common
                   Stock within the last sixty days.

               (e) May 24, 2010.

      H. Mr. Schoenfeld

               (a),(b) The information set forth in Rows 7 through 13 of
                   the cover page hereto for Mr. Schoenfeld is incorporated herein by reference.


               (c) Mr. Schoenfeld did not effect any transaction in the
                   Common Stock within the last sixty days.

               (e) May 24, 2010.

The last paragraph of Item 5 is hereby deleted in its entirety.

CUSIP No. 832727101                 13D                   Page 13 of 13 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  May 26, 2010


                                 /s/ Peter M. Schoenfeld
                              -------------------------------------

                              Peter M. Schoenfeld, (i) individually; (ii) as managing member of (a) P. Schoenfeld Asset Management GP LLC, for itself and as the general partner of P. Schoenfeld Asset Management LP; and
                              (b) Synapse I, LLC for itself and as the general partner of Spartan Partners, LP; and (iii) as director of PSAM WorldArb Master Fund Ltd., Rebound Portfolio Ltd., and PSAM Texas Master Fund Ltd.